As filed with the U.S. Securities and Exchange Commission on September 8, 2023

Registration No. 333-231144

Registration No. 333-258518

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment to:

Form S-3 Registration Statement No. 333-231144

Form S-3 Registration Statement No. 333-258518

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Surface Oncology, Inc.

(Surface Oncology, LLC, as successor to Surface Oncology, Inc.)

(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-5543980
(State of Incorporation)	(IRS Employer
Identification No.)

Surface Oncology, Inc.

333 Twin Dolphin Drive, Suite 600

Redwood City, CA 94065

(650) 649-3530

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Dennis M. Lanfear

President and Chief Executive Officer

Coherus BioSciences, Inc.

333 Twin Dolphin Drive, Suite 600

Redwood City, CA 94065

(650) 649-3530

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) relate to the following registration statements on Form S-3 (together, the “Registration Statements”):

1.

Registration Statement No. 333-231144, registering shares of common stock, par value $0.0001 per share (“Common Stock”), of Surface Oncology, Inc. (the “Company”), shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), of the Company, debt securities, warrants and units, which was filed with the SEC on May 1, 2019; and

2.	Registration Statement No. 333-258518, registering Common Stock, Preferred Stock, debt securities, warrants and units, which was filed with the SEC on August 5, 2021.

On June 15, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Coherus BioSciences, Inc. (“Coherus”), Crimson Merger Sub I, Inc., a direct, wholly owned subsidiary of Coherus (“Merger Sub I”), and Crimson Merger Sub II, LLC, a direct, wholly owned subsidiary of Coherus (“Merger Sub II,” and together with Merger Sub I, the “Merger Subs”), that provides for the acquisition of the Company by Coherus. Upon the terms and subject to the conditions in the Merger Agreement, Merger Sub I will merge with and into the Company, with the Company surviving such merger as a direct, wholly owned subsidiary of Coherus (the “First Merger”), and, as part of the same overall transaction, promptly after the First Merger, the surviving corporation of the First Merger will merge with and into Merger Sub II, with Merger Sub II surviving such merger (the “Second Merger,” and together with the First Merger, the “Mergers”).

In connection with the Mergers, the Company has terminated any and all offerings of the Company’s securities pursuant to these Post-Effective Amendments to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments, and to terminate the effectiveness of the Registration Statements.

The foregoing description of the Mergers, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8–K filed with the SEC on June 16, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on September 8, 2023.

SURFACE ONCOLOGY, LLC (as successor by merger to Surface Oncology, Inc.)

By:	/s/ Dennis M. Lanfear
Name:	Dennis M. Lanfear
Title:	President

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.